                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 12)*



                               SERVOTRONICS, INC.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.20
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  81773232 10 0
         --------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ X ] Rule 13d-1(b)
         [   ] Rule 13d-1(c)
         [   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))



                                 Page 1 of 5 Pages

CUSIP NO. 81773232 10 0                   13G              Page 2 of 5 Pages
          -------------
------------------------                                ------------------------

--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Servotronics, Inc. Employee Stock Ownership Trust
            (I.R.S. Id. No.:  16-1252558)
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
     3      SEC USE ONLY


--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                       529,663.681
                           -----------------------------------------------------
              NUMBER OF      6              SHARED VOTING POWER
               SHARES
            BENEFICIALLY
              OWNED BY     -----------------------------------------------------
                EACH         7              SOLE DISPOSITIVE POWER
              REPORTING
               PERSON                              870,382
                WITH       -----------------------------------------------------
                             8              SHARED DISPOSITIVE POWER


                           -----------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    870,382
--------------------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    36%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                    EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                AMENDMENT NO. 12
                                       TO
                                  SCHEDULE 13G

                               SERVOTRONICS, INC.
                               ------------------


Item 1(a)         Name of Issuer:
                  --------------

                  Servotronics, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  1110 Maple Street, Elma, New York 14059

Item 2(a)         Name of Person Filing:
                  ---------------------

                  Servotronics, Inc. Employee Stock Ownership Trust (the "ESOT")

Item 2(b)         Address of Principal Business Office:
                  ------------------------------------

                  1110 Maple Street, Elma, New York 14059

Item 2(c)         Citizenship:
                  -----------

                  The ESOT is a trust organized in the State of New York.

Item 2(d)         Title of Class of Securities:
                  ----------------------------

                  Common Stock, $.20 par value

Item 2(e)         CUSIP Number:
                  ------------

                  81773232 10 0

Item 3            This Statement is Filed Pursuant to Rule 13d-1(b) by an:
                  -------------------------------------------------------

                  (f) [x] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F).


                                 Page 3 of 5 Pages

Item 4            Ownership (as of December 31, 2000):
                  -----------------------------------

                  (a)      Amount Beneficially Owned:
                           -------------------------

                                    870,382

                  (b)      Percent of Class:
                           ----------------

                                    36%

                  (c) The ESOT has sole dispositive power with respect to approximately 870,382 shares and sole voting power with respect to approximately 529,663.681 shares.


Item 5            Ownership of Five Percent or Less of a Class:
                  --------------------------------------------

                  Not applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person:
                  -------

                  Not applicable.

Item 7            Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent Holding
                  -------------------------------------------------------------
                  Company or Control Person:
                  --------------------------

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:
                  ---------------------------------------------------------

                  Not applicable.

Item 9            Notice of Dissolution of Group:
                  ------------------------------

                  Not applicable.

Item 10           Certification:
                  -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or

                                 Page 4 of 5 Pages
                  influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature
---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:    February 7, 2001.

                                    SERVOTRONICS, INC. EMPLOYEE STOCK
                                      OWNERSHIP TRUST


                                    By:  /s/ Lee D. Burns
                                        ----------------------------------
                                             Lee D. Burns, a Trustee




                                 Page 5 of 5 Pages